Exhibit 4.1
DESCRIPTION OF SECURITIES OF
SONIC AUTOMOTIVE, INC.
The authorized capital stock of Sonic Automotive, Inc. (“Sonic,” “we,” “us” or “our”) consists of (i) 100,000,000 shares of Class A Common Stock, par value $0.01 per share; (ii) 30,000,000 shares of Class B Common Stock, par value $0.01 per share; and (iii) 3,000,000 shares of Preferred Stock, par value $0.10 per share. Our Class A Common Stock is the only class of our securities which has been registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
We have summarized certain of the material provisions of our Class A Common Stock below. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of Delaware law and our Amended and Restated Certificate of Incorporation, as amended (the “Amended and Restated Certificate of Incorporation”), and our Amended and Restated Bylaws (the “Amended and Restated Bylaws”).
Common Stock
Voting Rights; Conversion of Class B Common Stock to Class A Common Stock
The voting powers, preferences and relative rights of the Class A Common Stock are subject to the following provisions. Holders of Class A Common Stock have one vote per share on all matters submitted to a vote of the stockholders of Sonic, while holders of Class B Common Stock have 10 votes per share on all such matters, except as described below. Holders of all classes of common stock entitled to vote will vote together as a single class on all matters presented to the stockholders for their vote or approval, except as otherwise required by Delaware law. There is no cumulative voting with respect to the election of directors.
Each share of Class B Common Stock may be converted, at the option of the holder thereof, into one fully paid and nonassessable share of Class A Common Stock. In the event any shares of Class B Common Stock held by a member of the Smith Group (as defined below) are transferred outside of the Smith Group, such shares will automatically be converted into shares of Class A Common Stock. In addition, if the total number of shares of common stock held by members of the Smith Group is less than 15% of the total number of shares of common stock outstanding, all of the outstanding shares of Class B Common Stock automatically will be reclassified as Class A Common Stock. In any merger, consolidation or business combination, the consideration to be received per share by holders of Class A Common Stock must be identical to that received by holders of Class B Common Stock, except that in any such transaction in which shares of common stock are distributed, such shares may differ as to voting rights to the extent that voting rights differ between our classes of common stock.
Notwithstanding the foregoing, the holders of Class A Common Stock and Class B Common Stock vote as a single class, with each share of each class entitled to one vote per share, with respect to any transaction proposed or approved by Sonic’s Board of Directors or proposed by or on behalf of holders of the Class B Common Stock or as to which any member of the Smith Group or any affiliate thereof has a material financial interest other than as a then existing stockholder of Sonic constituting a:
•“going private” transaction;
•sale or other disposition of all or substantially all of Sonic’s assets;
•sale or transfer of assets that would cause the nature of Sonic’s business to be no longer primarily oriented toward automobile dealership operations and related activities; or
•merger or consolidation of Sonic in which the holders of Sonic’s common stock will own less than 50% of Sonic’s common stock following such transaction.

A “going private” transaction is defined as any “Rule l3e-3 Transaction,” as such term is defined in Rule l3e-3 promulgated under the Exchange Act. An “affiliate” is defined as (i) any individual or entity who or that, directly or indirectly, controls, is controlled by, or is under common control with any member of the Smith Group; (ii) any corporation or organization (other than Sonic or a majority-owned subsidiary of Sonic) of which any member of the Smith Group is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of voting securities, or in which any member of the Smith Group has a substantial beneficial interest; (iii) a voting trust or similar arrangement pursuant to which any member of the Smith Group generally controls the vote of the shares of common stock held by or subject to such trust or arrangement; (iv) any other trust or estate in which any member of the Smith Group has a substantial beneficial interest or as to which any member of the Smith Group serves as trustee or in a similar fiduciary capacity; or (v) any relative or spouse of any member of the Smith Group or any relative of such spouse, who has the same residence as any member of the Smith Group.
As used herein, the term the “Smith Group” consists of the following persons:
•Mr. O. Bruton Smith and his guardian, conservator, committee or attorney-in-fact;
•Mr. William S. Egan and his guardian, conservator, committee or attorney-in-fact;
•each lineal descendant of Messrs. Smith and Egan (a “Descendant”) and their respective guardians, conservators, committees or attorneys-in-fact; and
•each “Family Controlled Entity.”
The term “Family Controlled Entity” means (i) any not-for-profit corporation if at least 80% of its board of directors is composed of Mr. Smith, Mr. Egan and/or Descendants; (ii) any other corporation if at least 80% of the value of its outstanding equity is owned by members of the Smith Group; (iii) any partnership if at least 80% of the value of the partnership interests are owned by members of the Smith Group; (iv) any limited liability or similar company if at least 80% of the value of the company is owned by members of the Smith Group; and (v) any trust if (A) at least 80% of the current beneficiaries of the trust are members of the Smith Group or (B) members of the Smith Group have sole dispositive power and sole voting power with respect to at least 80% of the shares of the Class B Common Stock held by the trust.
Under the Amended and Restated Certificate of Incorporation and Delaware law, the holders of each class of our common stock, including the Class A Common Stock, are entitled to vote as a separate class, as applicable, with respect to any amendment to the Amended and Restated Certificate of Incorporation that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or modify or change the powers, preferences or special rights of the shares of such class so as to affect such class adversely.
Dividends
Holders of the Class A Common Stock are entitled to receive ratably such dividends, if any, as are declared by our Board of Directors out of funds legally available for that purpose. An additional requirement is that dividends paid in shares of Class A Common Stock shall be paid only to holders of Class A Common Stock, and dividends paid in shares of Class B Common Stock shall be paid only to holders of Class B Common Stock. The Amended and Restated Certificate of Incorporation provides that if there is any dividend, subdivision, combination or reclassification in respect of either class of common stock, an identical dividend, subdivision, combination or reclassification in respect of the other class of common stock must be made at the same time.
Other Rights
Stockholders of Sonic have no preemptive or other rights to subscribe for additional shares. In the event of the liquidation, dissolution or winding up of Sonic, holders of Class A Common Stock are entitled to share ratably in all assets available for distribution to holders of common stock after payment in full of creditors. No shares of any class of common stock are subject to a redemption or a sinking fund.

Anti-Takeover Effects of Delaware Law, the Restated Certificate of Incorporation and the Amended and Restated Bylaws
Certain provisions of Delaware law and of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws, summarized in the following paragraphs, may be considered to have an anti-takeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in such stockholder’s best interest, including such an attempt as might result in payment of a premium over the market price for shares held by stockholders.
Delaware Anti-Takeover Law. Sonic is subject to the applicable provisions of the General Corporation Law of the State of Delaware, including Section 203. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” and certain other transactions with an “interested stockholder” for a period of three years after the date of the transaction in which such person became an interested stockholder unless: (i) prior to such date, the board of directors approved either the business combination or the transaction, which resulted in the stockholder becoming an interested stockholder; or (ii) upon becoming an interested stockholder, the stockholder then owned at least 85% of the voting stock, as defined in Section 203; or (iii) subsequent to such date, the business combination is approved by both the board of directors and holders of at least 66 2/3% of the corporation’s outstanding voting stock, excluding shares owned by the interested stockholder. For these purposes, the term “business combination” includes mergers, asset sales and other similar transactions with an “interested stockholder.” An “interested stockholder” is a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation’s voting stock. Although Section 203 permits a corporation to elect not to be governed by its provisions, Sonic has not made this election.
Special Meetings of Stockholders. The Amended and Restated Bylaws provide that special meetings of stockholders may be called only by the Secretary or any Assistant Secretary (i) at the request of the Chairman, (ii) at the request in writing of a majority of Sonic’s Board of Directors or (iii) by the written request of holders of more than 80% of the total voting power of the outstanding shares of capital stock of Sonic then entitled to vote.
Action by Written Consent. The Amended and Restated Bylaws also provide that no action required to be taken or that may be taken at any annual or special meeting of stockholders may be taken without a meeting, and that the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.
Advance Notice Requirements for Stockholders Proposals and Director Nominations. The Amended and Restated Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or a special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive office of Sonic, (i) in the case of an annual meeting that is called for a date that is within 30 days before or 60 days after the first anniversary of the immediately preceding annual meeting of stockholders, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to such anniversary date, (ii) in the case of an annual meeting that is called for a date that is more than 30 days before or more than 60 days after the first anniversary of the immediately preceding annual meeting of stockholders, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Sonic and (iii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. The Amended and Restated Bylaws also specify certain requirements for a stockholder’s notice to be in proper written form. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.

Conflict of Interest Procedures. The Amended and Restated Certificate of Incorporation contains provisions providing that transactions between Sonic and its affiliates must be no less favorable to Sonic than would be available in transactions involving arms’ length dealing with an unrelated third party. Moreover, any such transaction involving aggregate payments in excess of $500,000 must be approved by a majority of Sonic’s directors and a majority of Sonic’s independent directors. Otherwise, Sonic must obtain an opinion as to the financial fairness of the transaction to be issued by an investment banking or appraisal firm of national standing.
Limitations of Liability and Indemnification of Officers and Directors
Delaware law authorizes corporations to limit or eliminate the personal liability of officers and directors to corporations and their stockholders for monetary damages for breach of the officers’ and directors’ fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, officers and directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, officers and directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission.
The Amended and Restated Certificate of Incorporation limits the liability of our officers and directors to us and our stockholders to the fullest extent permitted by Delaware law. Specifically, our officers and directors will not be personally liable for monetary damages for breach of an officer’s or director’s fiduciary duty in such capacity, except for liability:
•for any breach of the officer’s or director’s duty of loyalty to us or our stockholders;
•for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided in Section 174 of the General Corporation Law of the State of Delaware; or
•for any transaction from which the officer or director derived an improper personal benefit.
The Amended and Restated Bylaws provide indemnification to our officers and directors and certain other persons with respect to certain matters to the maximum extent allowed by Delaware law as it exists now or may hereafter be amended. These provisions do not alter the liability of officers and directors under federal securities laws and do not affect the right to sue (nor to recover monetary damages) under federal securities laws for violations thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to officers, directors or persons controlling Sonic pursuant to the foregoing provisions, Sonic has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Exclusive Forum for Certain Claims
The Amended and Restated Bylaws provide that unless Sonic’s Board of Directors otherwise consents in writing, the State of Delaware Court of Chancery is the sole and exclusive forum for claims for:

•any derivative action or proceeding brought on behalf of Sonic (other than derivative actions brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder);
•any action asserting a claim of a breach of, or based on, a fiduciary duty owed by any current or former director, officer or other employee of Sonic to Sonic or Sonic’s stockholders;
• any action asserting a claim against Sonic or any current or former director, officer, or other employee or stockholder of Sonic arising pursuant to any provision of the Delaware General

Corporation Law or the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws; or
•any action asserting a claim against Sonic governed by the internal affairs doctrine of the State of Delaware.

The Amended and Restated Bylaws also provides that, unless Sonic’s Board of Directors otherwise consents in writing, to the extent permitted by applicable law, the United States District Court for the District of Delaware shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, the Exchange Act or any ancillary claim related thereto that is subject to the ancillary jurisdiction of the federal courts. The enforceability of exclusive forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that a court could find the exclusive forum provision contained in Sonic’s Amended and Restated Bylaws to be inapplicable or unenforceable.

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